Exhibit (d)(3)

Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, NC 27615

February 6, 2015

Valeant Pharmaceuticals International, Inc.

2150 St. Elzéar Blvd. West

Laval, Quebec, Canada H7L 4A8

Attn: J. Michael Pearson

Re:	Confidentiality Agreement

Ladies and Gentlemen:

Reference is made to that certain letter agreement (the “Confidentiality Agreement”), dated January 20, 2015, between Salix Pharmaceuticals, Ltd. (“Salix”) and Valeant Pharmaceuticals International, Inc. (“Valeant”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Confidentiality Agreement.

Upon each of Salix’s and Valeant’s execution of this letter agreement, each of Salix and Valeant hereby agrees that Valeant’s debt financing sources in connection with the Possible Transaction and their respective counsel (collectively, the “Financing Sources”) shall be “Representatives” of Valeant for purposes of the Confidentiality Agreement. The foregoing shall not limit Valeant’s obligations under the Confidentiality Agreement with respect to its Representatives, including any Financing Source. In addition, Salix hereby consents to Valeant discussing the Possible Transaction with, and giving presentations in connection therewith (which may include Evaluation Material) to, the rating agencies identified on Exhibit A (each, a “Rating Agency”), provided that Valeant advises the Rating Agencies of the confidential nature of any Discussion Information and Evaluation Material disclosed. Valeant confirms that each of the Rating Agencies is subject to confidentiality obligations to Valeant.

This letter agreement shall be governed and construed in accordance with the laws of the State of New York.

This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic transmission shall be effective as delivery of a manually signed original.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement whereupon this letter agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

SALIX PHARMACEUTICALS, LTD.

By:	/s/ William C. Bertrand
	Name:	William C. Bertrand
	Title:	SVP, General Counsel

Agreed to and Accepted:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Andrew Davis
	Name:	Andrew Davis
	Title:	Vice President Corporate Development

Exhibit A

Moody’s Investors Service, Inc.

Standard & Poor’s Financial Services LLC